Exhibit 99.1

Granite Announces Third-Quarter 2012 Results

  Total revenues of $728.5 million in line with Q3 2011
  Operating segment results reflect successful execution of Large Projects and ongoing competitive environment in the West
  Cash and marketable securities increased $42.3 million to $372.3 million
  Credit facility increased to $215 million; renewed until October 2016

WATSONVILLE, Calif.--(BUSINESS WIRE)--November 7, 2012--Granite Construction Incorporated (NYSE: GVA) today reported net income attributable to common shareholders of $37.1 million, or $0.94 per diluted share, for the third quarter of 2012 compared with $36.5 million, or $0.93 per diluted share, the prior year.

“Granite’s third quarter results reflect a continuation of the strong performance and momentum we have been seeing from our Large Project segment offset by ongoing competitive headwinds in the Construction and Construction Materials segments,” said James H. Roberts, Granite’s president and chief executive officer. “We continue to follow a well-developed plan to strengthen and grow our business, which includes diversifying and leveraging our core capabilities in the federal, water and power markets. We remain focused on maintaining a solid balance sheet and healthy liquidity while continuing to take the actions necessary to position the company to deliver long-term profitable growth.”

Third-quarter 2012 Financial Results

Total Company

  Revenue totaled $728.5 million compared with $728.6 million in 2011 reflecting a decrease in Construction segment revenue offset by increases in Large Project segment revenue.
  Gross profit margin for the third quarter was 13.9 percent compared with 12.9 percent a year ago.
  Selling, general and administrative expenses for the third quarter increased $2.2 million to $41.3 million primarily due to changes in the fair market value of a liability related to the Company’s non-qualified deferred compensation plan.
  Operating income for the quarter was $61.4 million compared with $60.4 million in the prior year.
  Other income (expense) for the quarter was $1.4 million, an increase of $4.3 million which includes a gain in the value of the investment portfolio associated with the Company’s non-qualified deferred compensation plan of which there is an offsetting charge in SG&A expenses.
  Net income attributable to non-controlling interests in joint ventures was $8.6 million compared with $5.9 million in 2011.
  Total contract backlog at September 30, 2012, was $1.6 billion compared with $1.8 billion a year ago. New awards for the quarter include a $27.6 million highway project and a $24.2 million private-sector solar project, both in California. Backlog at September 30, 2012 does not include any Large Project awards during the quarter.
  Cash and marketable securities at September 30, 2012 was $372.3 million compared with $330.0 million at September 30, 2011.

Construction

  Construction revenue for the quarter decreased to $385.7 million compared with $431.1 million in 2011 as a result of the competitive public-sector bidding environment.
  Gross profit margin for the third quarter was 8.6 percent compared with 13.6 percent a year ago. The results reflect challenging market conditions, as well as increased cost to complete certain projects.

Large Project

  Large Project Construction revenue for the quarter increased to $255.9 million compared with $213.3 million, reflecting progress on several Large Projects across the country.
  Gross profit margin for the quarter was 22.6 percent compared with 12 percent for the same period last year. The increase is primarily due to lower than anticipated costs on several Large Projects, as well as the resolution of various outstanding issues with contract owners.

Construction Materials

  Construction Materials revenue for the quarter totaled $86.8 million, compared with $83.2 million for the same period last year.
  Gross profit on the sale of construction materials was 11.5 percent which is in line with the same period in 2011.

Outlook

Based on its year-to-date performance, the company is updating its guidance for the Large Project segment and now expects revenue to be between $900.0 and $950.0 million with gross margin of 16 to 17 percent. The Company is also updating its revenue guidance for the Construction segment and now expects revenue to be $1.0 to $1.05 billion. Gross margin guidance is still expected to be between 8 and 9 percent. The Company is also updating its revenue guidance for the Construction Materials segment and now expects revenue to be $210 to $220 million with gross margins of 6 to 7 percent.

Net income attributable to non-controlling interests is now expected to be approximately $18 million for the year.

Conference Call

Granite will conduct a conference call today, November 7, 2012 at 8 a.m. Pacific time/11 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2012. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm . The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 55054260. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through November 14, 2012 by calling (855) 859-2056. The conference ID for the replay is also 55054260.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company has been recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the third year in a row. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors” and Quarterly Reports on Form 10-Q under “Part II, Item 1A. Risk Factors.”

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30,	December 31,	September 30,
	2012	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$287,322	$256,990	$193,099
Short-term marketable securities	47,185	70,408	77,389
Receivables, net	363,455	251,838	357,807
Costs and estimated earnings in excess of billings	49,548	37,703	45,884
Inventories	63,999	50,975	57,987
Real estate held for development and sale	57,964	67,037	79,173
Deferred income taxes	38,571	38,571	52,714
Equity in construction joint ventures	97,890	101,029	97,415
Other current assets	13,974	35,171	29,526
Total current assets	1,019,908	909,722	990,994
Property and equipment, net	432,293	447,140	453,822
Long-term marketable securities	37,802	79,250	59,509
Investments in affiliates	30,257	31,071	33,435
Other noncurrent assets	78,375	80,616	80,709
Total assets	$1,598,635	$1,547,799	$1,618,469
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,352	$9,102	$8,351
Current maturities of non-recourse debt	16,712	23,071	16,690
Accounts payable	209,683	158,660	216,600
Billings in excess of costs and estimated earnings	91,348	90,845	89,505
Accrued expenses and other current liabilities	167,166	166,790	185,624
Total current liabilities	493,261	448,468	516,770
Long-term debt	200,168	208,501	208,519
Long-term non-recourse debt	4,375	9,912	27,755
Other long-term liabilities	47,913	49,221	46,985
Deferred income taxes	3,644	4,034	10,330
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,706,966 shares as of September 30, 2012, 38,682,771 shares as of December 31, 2011 and 38,664,403 shares as of September 30, 2011	387	387	387
Additional paid-in capital	114,917	111,514	108,096
Retained earnings	699,277	687,296	673,626
Total Granite Construction Incorporated shareholders’ equity	814,581	799,197	782,109
Noncontrolling interests	34,693	28,466	26,001
Total equity	849,274	827,663	808,110
Total liabilities and equity	$1,598,635	$1,547,799	$1,618,469

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
Construction	$385,744	$431,101	$748,803	$784,393
Large project construction	255,918	213,320	648,645	513,478
Construction materials	86,782	83,171	175,754	165,083
Real estate	38	986	5,055	7,029
Total revenue	728,482	728,578	1,578,257	1,469,983
Cost of revenue
Construction	352,471	372,561	688,989	696,911
Large project construction	198,104	187,763	540,343	443,965
Construction materials	76,798	73,617	166,720	154,329
Real estate	10	744	4,254	5,941
Total cost of revenue	627,383	634,685	1,400,306	1,301,146
Gross profit	101,099	93,893	177,951	168,837
Selling, general and administrative expenses	41,280	39,112	125,274	121,277
Gain on sales of property and equipment	1,622	5,598	6,493	11,572
Operating income	61,441	60,379	59,170	59,132
Other income (expense)
Interest income	485	476	2,140	2,295
Interest expense	(2,561)	(3,418)	(8,570)	(7,653)
Equity in income of affiliates	1,481	1,881	380	1,443
Other income (expense), net	2,013	(1,833)	3,866	(1,951)
Total other income (expense)	1,418	(2,894)	(2,184)	(5,866)
Income before provision for income taxes	62,859	57,485	56,986	53,266
Provision for income taxes	17,113	15,109	15,440	11,973
Net income	45,746	42,376	41,546	41,293
Amount attributable to noncontrolling interests	(8,625)	(5,908)	(14,249)	(8,886)
Net income attributable to Granite Construction Incorporated	$37,121	$36,468	$27,297	$32,407

Net income per share attributable to common shareholders:
Basic	$0.96	$0.94	$0.71	$0.84
Diluted	$0.94	$0.93	$0.70	$0.83
Weighted average shares of common stock:
Basic	38,518	38,172	38,418	38,092
Diluted	39,141	38,598	39,013	38,428

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2012	2011
Operating activities
Net income	$41,546	$41,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	43,651	45,691
Non-cash restructuring, net	(1,782)	1,031
Other non-cash impairment charges	3,101	-
Gain on sales of property and equipment	(6,493)	(11,572)
Stock-based compensation	8,910	8,994
(Gain) loss on company owned life insurance	(1,829)	639
Changes in assets and liabilities	(66,941)	(84,058)
Net cash provided by operating activities	20,163	2,018
Investing activities
Purchases of marketable securities	(59,936)	(115,146)
Maturities of marketable securities	70,100	85,875
Proceeds from sale of marketable securities	55,000	33,268
Additions to property and equipment	(25,971)	(34,748)
Proceeds from sales of property and equipment	8,368	20,071
Other investing activities, net	1,165	2,313
Net cash provided by (used in) investing activities	48,726	(8,367)
Financing activities
Long-term debt principal payments	(11,584)	(17,293)
Cash dividends paid	(15,078)	(15,090)
Purchase of common stock	(4,521)	(3,840)
Distributions to noncontrolling partners, net	(8,022)	(17,489)
Other financing activities	648	1,138
Net cash used in financing activities	(38,557)	(52,574)
Increase (decrease) in cash and cash equivalents	30,332	(58,923)
Cash and cash equivalents at beginning of period	256,990	252,022
Cash and cash equivalents at end of period	$287,322	$193,099

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2012
Revenue	$385,744	$255,918	$86,782	$38	$748,803	$648,645	$175,754	$5,055
Gross profit	33,273	57,814	9,984	28	59,814	108,302	9,034	801
Gross profit as a percent of revenue	8.6%	22.6%	11.5%	73.7%	8.0%	16.7%	5.1%	15.8%

2011
Revenue	$431,101	$213,320	$83,171	$986	$784,393	$513,478	$165,083	$7,029
Gross profit	58,540	25,557	9,554	242	87,482	69,513	10,754	1,088
Gross profit as a percent of revenue	13.6%	12.0%	11.5%	24.5%	11.2%	13.5%	6.5%	15.5%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	September 30, 2012		June 30, 2012		September 30, 2011

Construction	$530,291	33.3%	$697,535	35.8%	$562,705	30.5%
Large Project Construction	1,061,143	66.7%	1,252,828	64.2%	1,280,945	69.5%

Total	$1,591,434	100.0%	$1,950,363	100.0%	$1,843,650	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741